March 28, 2017
Kristi Snell
c/o Yield10 Bioscience, Inc..
19 Presidential Way
Woburn, MA 01801

Re: Employment Agreement
Dear Kristi:
We are pleased to offer the following terms for your employment by Yield10 Bioscience, Inc. (the “Company”). As set forth herein, you and the Company agree as follows (the “Agreement”):

1.	Employment.

1.1
General. The Company will employ you as Vice President of Research & Chief Science Officer, reporting to the Company’s Chief Executive Officer, and you shall have the responsibilities, duties and authority commensurate with that position. You will also perform such reasonable other and/or different services for the Company, in addition to your primary duties as Vice President of Research & Chief Science Officer as may be assigned to you from time to time. You agree that if your employment hereunder ends for any reason, you will tender to the Company your resignation of all offices with the Company as of the date of your termination, such resignation not being relevant to the issue of the reason for your termination under this Agreement.

1.2
Devotion to Duties. While you are employed hereunder, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and will devote your full business time and energies to the business and affairs of the Company. While you are employed hereunder, you will not undertake any other employment from any person or entity without the prior written consent of the Company.

2.
Term. The Company agrees to continue to employ you, and you agree to continue to serve the Company, on an “at will” basis, which means that, subject to the payment obligations imposed on the Company pursuant to this Agreement, either the Company or you may terminate employment with the Company at any time, with or without Cause, as provided in Section 4 below. The period commencing with the Start Date and ending on the effective date of any termination of employment in accordance with the provisions hereof shall constitute the term of this Agreement (“Agreement Term”).

Kristi Snell
March 28, 2017

3.	Compensation.

3.1
Base Salary. While you are employed hereunder, the Company will pay you a base salary at the annual rate of no less than $220,000 per year (the “Base Salary”). You may be eligible for an annual salary increase in the good faith determination of the Company and the Compensation Committee of its Board of Directors. The Company will pay such Base Salary on a semi-monthly basis in accordance with the Company’s normal payroll practices and will deduct from each monthly salary payment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

3.2
Equity Compensation. The Company, in the Board’s sole discretion, may from time to time grant to you stock options, restricted stock or other forms of equity compensation pursuant to the Metabolix, Inc. 2014 Stock Plan or any other authorized stock plan in effect at the time.

3.3
Vacation. You will be entitled to paid vacation, sick time, and paid holidays, accrued and used in accordance with the Company’s policies as in effect from time to time. All vacation days will be taken at times mutually agreed by you and the Company and will be subject to the business needs of the Company. For the purpose of clarity, under the current policy, you accrue five (5) weeks (i.e. 25 days) of vacation each year.

3.4
Fringe Benefits. You may be entitled to participate in the employee benefit plans which the Company provides or may establish for the benefit of its senior executives (for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”). Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits. Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.

3.5
Reimbursement of Certain Expenses. You shall be reimbursed for reasonable and necessary business expenses incurred by you while you are employed by the Company, which are directly related to the furtherance of the Company’s business. You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same, and business expenses must be substantiated by appropriate receipts and documentation. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code and the rules and regulations thereunder

Kristi Snell
March 28, 2017

(“Section 409A”) including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Agreement Term; (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4.	Termination. This Agreement shall terminate upon the occurrence of any of the following:

4.1
Termination by Employee. You may terminate this Agreement with or without Good Reason (as defined herein). Termination without Good Reason shall require 30 days’ prior written notice to the Company. Termination for Good Reason must occur within a period of 90 days after the occurrence of an event of Good Reason.

4.2
Good Reason. As used in this Agreement, “Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties, or the assignment to you of duties materially inconsistent with this Agreement; (ii) a diminution in your Base Salary below the minimum Base Salary set forth herein; (iii) the relocation of your principal place of business beyond 40 road miles from Woburn, MA; (iv) the material breach of this Agreement by the Company; or (v) a change in your reporting relationship to the Chief Executive Officer as set forth herein. “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company permanently cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.3
Termination by Company. This Agreement shall terminate, at the election of the Company, with or without Cause. For purposes of this Agreement, a termination shall be considered to be “for Cause” if it occurs in conjunction with a determination by the Board that any of the following has occurred:

Kristi Snell
March 28, 2017

a)	Your conviction of, pleading guilty to, or confession to a felony or any crime involving any act of dishonesty, fraud, misappropriation or embezzlement;

b)	Your misconduct or gross negligence in connection with the performance of your duties hereunder;

c)	Your commission of fraud, disloyalty, or unprofessional conduct which does, or likely is to be, materially injurious to the Company, its financial condition, or its reputation;

d)	Your willful and continued failure to perform your duties with the Company (other than any such failure resulting from your Disability);

e)	Your material breach of the covenants set forth in Section 7 of this Agreement, or material breach of any other provisions of this Agreement.
If the Company determines that it has grounds to terminate your employment for Cause pursuant to the provisions of clauses (d) or (e) of this Section 4.3, then it will first deliver to you a written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate your employment for Cause, and you will have 10 days after the receipt of such written notice to cease such actions or otherwise correct any such failure or breach. If you do not cease such actions or otherwise correct such failure or breach within such 10-day period, or having once received such written notice and ceased such actions or corrected such failure or breach, at any time thereafter you again so act, fail, or breach, the Company may terminate your employment for Cause immediately. The Company may terminate your employment without Cause, or for Cause pursuant to the provisions of clauses (a), (b), or (c) of this Section 4.3, immediately.

4.4
Death or Disability. This Agreement shall terminate upon your death or disability. If you shall be disabled so as to be unable to perform the essential functions of your position under this Agreement with or without reasonable accommodation, the Board may remove you from any responsibilities and/or reassign you to another position with the Company during the period of such disability, and such reassignment shall not trigger a Good Reason termination as provided herein. Notwithstanding any such removal or reassignment, you shall continue to receive your Base Salary (less any disability pay or sick pay benefits to which you may be entitled under the Company’s policies) and benefits under this Agreement (except to the extent that you may be ineligible for one or more such benefits under applicable plan terms) for a period of three months, and your employment may be terminated by the Company at any time, with or without notice, thereafter.

Kristi Snell
March 28, 2017

5.	Effect of Termination.

5.1
Termination for Cause, Death, Disability or Voluntary Resignation. In the event (i) your employment is terminated for Cause; (ii) your employment is terminated for death or Disability; or (iii) you voluntarily resign (other than for Good Reason), unless otherwise specifically provided herein, you, or your estate, shall be eligible only to receive (i) the portion of your Base Salary as has accrued prior to the effectiveness of such termination and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, and (iii) reimbursement for expenses properly incurred by you on behalf of the Company prior to such termination if such expenses are properly documented in accordance with Company policy and practice and submitted for reimbursement within 30 days of the termination date (collectively, the “Accrued Obligations”). Such amounts will be paid promptly after termination in accordance with Massachusetts law.

5.2
Termination Without Cause or Resignation for Good Reason. In the event that (i) you are terminated without Cause; or (ii) you resign for Good Reason, and contingent on your executing and not revoking a separation agreement in a form prepared by and acceptable to the Company, which shall include, at a minimum, a full release of all claims against the Company, as well as non-disparagement and confidentiality provisions in favor of the Company, with standard exceptions for vested benefits and equity interests, rights to indemnification, and exceptions for all claims not waivable under applicable law (the “Release”) and provided the Release becomes irrevocable within thirty (30) days after the date of termination, you shall be entitled, in addition to the Accrued Obligations, to receive the following (the “Separation Benefits”):

a)
continuation of your Base Salary in effect at the time of termination for a period of twelve (12) months following the Agreement Term, commencing on the 7th day after the date the Release becomes effective and irrevocable, payable in accordance with the Company’s normal payroll practices; provided, however, that if the 30 day period in which the Release must become enforceable and irrevocable begins in one year and ends in the following year, the Company shall commence payment of the Base Salary in the second year; and provided, further, that the first installment of the Base Salary shall include all amounts that would otherwise have been paid to the you between the date of termination and your receipt of the first installment.

b)	subject to your election under COBRA, payment of COBRA premiums to maintain medical and dental benefits, if any, in effect at the time of

Kristi Snell
March 28, 2017

termination until the earlier of (x) 12 months following the termination and (y) the date you become insured under a medical insurance plan providing similar benefits to that of the Company plan.

5.3
Termination Without Cause or Resignation for Good Reason After a Change of Control. In the event that your employment is terminated by the Company without Cause or by you for Good Reason (each, as defined herein) within the twenty-four (24) month period immediately following, or within the two month period immediately prior, to Change of Control (as defined herein), and contingent on your executing a Release (as defined herein) and provided the Release becomes irrevocable within thirty (30) days after the date of termination, you shall be entitled, in addition to the Accrued Obligations and Separation Benefits described above, to all outstanding unvested options granted to you under the Metabolix Inc. 1995 Stock Plan, the Metabolix Inc. 2005 Stock Plan, the Metabolix, Inc. 2014 Stock Plan, or any authorized successor stock plan, and all such outstanding unvested options will fully vest and become exercisable as of the date of termination, provided that the conditions to vesting other than the passage of time have been satisfied.

5.4	“Change of Control”. As used herein, a “Change of Control” shall occur or be deemed to have occurred only upon any one or more of the following events:

a)
any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any currently existing equity investors, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company, representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

b)
persons who, as of the date this Agreement is signed, constituted the Company’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger, consolidation or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the date this Agreement is signed whose election was approved by at least a majority of the directors then comprising the

Kristi Snell
March 28, 2017

Incumbent Board shall, for purposes of this Section, be considered a member of the Incumbent Board; or

c)
the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

d)	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

5.5
Excise Tax. You agree that the payments and benefits hereunder, and under all other contracts, arrangements or programs that apply to you (the “Company Payments”), shall be reduced to an amount that is one dollar less than the amount that would trigger an excise tax under Section 4999 of the Code, as determined in good faith by the Company’s independent public accountants, provided, however, that the reduction shall occur only if the reduced Company Payments received by you (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by you minus (i) the excise tax payable with respect to such Company Payments under Section 4999 of the Code; and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. You and the Company agree to cooperate in good faith with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits that you receive. In the event that such payments are required to be reduced pursuant to this Section, such payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits, and to the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

Kristi Snell
March 28, 2017

5.6
Separation from Service. Notwithstanding anything set forth in this Agreement, a termination of your employment triggering payment of benefits under Section 5 of this Agreement shall be deemed not to have occurred until such time as you incur a “separation from service” with the Company in accordance with Section 409A(a)(2)(A)(i) of the Code and the applicable provisions of Treasury Regulation Section 1.409A-1(h).

5.7
Section 409A. Notwithstanding anything set forth in this Agreement, if at the time of your “separation from service,” the Company determines that the you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to additional tax under Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Solely for purposes of Section 409A of the Code, each installment payment described in Section 5 is considered a separate payment.

Kristi Snell
March 28, 2017

6.
Taxes. All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. To the extent applicable, it is intended that this Agreement be exempt from, or comply with, the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent. In the event that any severance payments or benefits hereunder are determined by the Company to be in the nature of nonqualified deferred compensation payments, you and the Company hereby agree to take such actions as may be mutually agreed to ensure that such payments or benefits comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder. Notwithstanding the foregoing, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

7.
Noncompetition, Nonsolicitation, Confidentiality and Inventions Obligations. As a condition of employment, you must execute, and abide by the obligations in, the enclosed Employee Noncompetition, Nonsolicitation, Confidentiality and Inventions Agreement simultaneously with the execution of this Agreement.

8.
Disclosure to Future Employers. You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in the Employee Noncompetition, Nonsolicitation, Confidentiality and Inventions Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

9.
Representations. You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owed by you to any other party.

10.	General.

10.1
Notices. All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand,

Kristi Snell
March 28, 2017

at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

10.2
Entire Agreement. This Agreement, together with any Stock Option Agreements executed by you and the Company (either prior to or in conjunction with this Agreement) and the Employee Noncompetition, Nonsolicitation, Confidentiality and Inventions Agreement, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

10.3	Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

10.4
Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

10.5
Assignment. The Company shall cause its rights and obligations hereunder to be assumed by any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved and may assign its rights and obligations hereunder to any Company affiliate. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void; provided, however, in the event of your death, your rights, compensation and benefits under this Agreement shall inure to the benefit of your estate, such that, for example, stock issuable to you, and awards and payments payable to you, shall be issued and paid to your estate.

Kristi Snell
March 28, 2017

10.6
Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof.

10.7	Jury Waiver. YOU AND THE COMPANY AGREE TO WAIVE TRIAL BY JURY IN CONNECTION WITH ANY ACTION ARISING FROM OR RELATING TO THIS AGREEMENT.

10.8
Severability. The parties intend this Agreement to be enforced as written. However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

10.9
Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

10.10
Acknowledgments. You recognize and agree that the enforcement of the Employee Noncompetition, Nonsolicitation, Confidentiality and Inventions Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. You agree that, due to the proprietary nature of the Company’s business, the restrictions set forth in the Employee Noncompetition, Nonsolicitation, Confidentiality and Inventions Agreement are reasonable as to time and scope.

10.11
Counterparts. This Agreement may be executed counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If you accept the above terms, please so indicate by signing and returning to us the enclosed copy of this Agreement no later than March 28, 2017.
Very truly yours,
YIELD10 BIOSCIENCE, INC.

By: /s/ Oliver P. Peoples
Name: Olly Peoples
Title: President & CEO

Kristi Snell
March 28, 2017

BY SIGNING BELOW, I CERTIFY THAT I HAVE READ THIS AGREEMENT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.
Accepted and Agreed:
/s/ Kristi D. Snell
Kristi Snell
Enclosure: Employee Noncompetition, Nonsolicitation, Confidentiality and Inventions Agreement

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